UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2005

QUANTA CAPITAL HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-50885

Bermuda	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1 Victoria Street, Fourth Floor
Hamilton HM11
Bermuda
(Address of principal executive offices and zip code)

441-294-6350
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: This Amendment No. 1 to Current Report on Form 8-K is being filed to report the receipt by Quanta Capital Holdings Ltd. (the ‘‘Company’’) of a letter from the Nasdaq Stock Market on November 29, 2005 in response to the Company’s notice to Nasdaq of November 22, 2005 reporting that a majority of the Company’s Board of Directors was no longer comprised of independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules and, accordingly, was no longer in compliance with Rule 4350(c)(1) of the Nasdaq Marketplace Rules as previously disclosed under Item 3.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 28, 2005 (the ‘‘Form 8-K’’). This amendment does not modify or update the information previously provided under Items 1.02 and 5.02 of the Form 8-K. Consequently, this amendment does not include the Item 1.02 and 5.02 information previously disclosed in the Form 8-K.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 22, 2005, the Company notified the Nasdaq Stock Market, Inc. that, as a result of the appointment of Robert Lippincott III as Interim Chief Executive Officer and President of the Company as previously described in the Form 8-K, a majority of the Company’s Board of Directors was no longer comprised of independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules and, accordingly, was no longer in compliance with Rule 4350(c)(1) of the Nasdaq Marketplace Rules. On November 29, 2005, in response to the Company’s notice to Nasdaq, Nasdaq notified the Company and confirmed that it no longer complied with such Rule 4350(c)(1) and that, consistent with such rule, the Company would be provided a cure period until the earlier of its next annual shareholders meeting or November 21, 2006 to regain compliance. The Governance and Nominating Committee has commenced a search for an independent director and expects to fill that vacancy prior to its annual general meeting in 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Quanta Capital Holdings Ltd.
Date: December 2, 2005	/s/ Robert Lippincott III Robert Lippincott III Interim Chief Executive Officer